Exhibit 8.1

BAKER BOTTS L.L.P.	ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
FORM OF OPINION
[Month __, Year]
Mariner Energy, Inc.
2101 City West Blvd., Bldg. 4, Suite 900
Houston, TX 77042
Ladies and Gentlemen:
     We are acting as counsel to Mariner Energy, Inc., a Delaware corporation (“Mariner”), in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of September 9, 2005 (the “Merger Agreement”) among Forest Oil Corporation, a New York corporation (“Forest”), Forest Energy Resources, Inc. (formerly SML Wellhead Corporation), a Delaware corporation and a direct wholly-owned subsidiary of Forest (“Forest Energy Resources”), Mariner and MEI Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Mariner. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.
     In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times (including the Effective Time) of the statements, covenants and representations contained in (i) the Merger Agreement, (ii) the Registration Statement on Form S-4, initially filed by Mariner with the Securities and Exchange Commission on October 18, 2005 (Registration No. 333-129096), as amended (with all amendments thereto, the “Registration Statement”) and (iii) other information provided to us by Forest, Forest Energy Resources and Mariner. In addition, we assume that the Merger will be consummated in accordance with the Merger Agreement and with the Registration Statement.
     Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that all statements of legal conclusion attributed to Baker Botts, L.L.P. in the discussion contained in the Registration Statement under the heading “Material United States Federal Tax Consequences of the Spin-Off and the Merger — Material U.S. Tax Consequences of the Merger” reflect the opinion of Baker Botts, L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement.
     The opinion set forth herein is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that

BAKER BOTTS L.L.P.

Mariner Energy, Inc.	2	[Month ___, Year]
may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the opinion herein.
     We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement actually filed with the SEC and to the reference to our firm name under the headings “Background of the Merger”, “Material United States Federal Tax Consequences of the Spin-Off and the Merger” and “Legal Matters”. In giving our consent, we do not thereby admit that we are (i) experts within the meaning of Section 11 of the Securities Act or (ii) within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.
Sincerely,